EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	April 27, 2009

Giga-tronics to Present at 2009 AeA Micro Cap
Financial Conference in Monterey, CA

SAN RAMON , Calif.— April 27, 2009 — Giga-tronics (NASDAQ: GIGA)  today announced that John Regazzi, President and Chief Executive Officer, and Patrick Lawlor, Vice President, Finance and Chief Financial Officer, will be presenting at the 11th Annual AeA Micro Cap Financial Conference to be held May 3 – 5, 2009 at the Monterey Plaza Hotel in Monterey, California.

The AeA Micro Cap Financial Conference provides a select group of technology companies an opportunity to showcase their Company to key technology investors, bankers, and analysts.  To learn more about the conference, visit www.aeanet.org.

Mr. Regazzi will present a brief overview of the Company on Tuesday, May 5, 2009 at approximately 9:30 a.m. in the Cypress Ballroom, then will host five detailed presentations with Question-and-Answer sessions, starting at 10:30 a.m. in suite 2322.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Contact:
Pat Lawlor (925) 328-4656
Vice President, Finance/Chief Financial Officer